Filed Pursuant to Rule 424(b)(5)
                                                  Registration Nos. 333-57884
                                                                    333-57884-01
                                                                    333-57884-02
                                                                    333-57884-03
                                                                    333-57884-04

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 12, 2001)
                                  $200,000,000

                              (GEORGIA POWER LOGO)

                          SERIES K 5 1/8% SENIOR NOTES
                             DUE NOVEMBER 15, 2012
                             ---------------------

     This is a public offering by Georgia Power Company of $200,000,000 of Series K 5 1/8% Senior Notes due November 15, 2012. Interest is payable May 15 and November 15 of each year, beginning May 15, 2003.

     Georgia Power Company may redeem the Series K Senior Notes, in whole or in part, at any time, at a make-whole redemption price, as described herein on page S-5.

     The Series K Senior Notes should be delivered on or about November 22, 2002 through the book-entry facilities of The Depository Trust Company.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                              Per Series K
                                                              Senior Note       Total
-----------------------------------------------------------------------------------------
Public Offering Price.......................................     99.699%     $199,398,000
Underwriting Discount.......................................      0.650%     $  1,300,000
Proceeds to Georgia Power Company...........................     99.049%     $198,098,000
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

                          ---------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

                          ---------------------------

BARCLAYS CAPITAL
               ABN AMRO INCORPORATED
                               JACKSON SECURITIES
                                             KBC FINANCIAL PRODUCTS
                                                       SCOTIA CAPITAL

November 15, 2002

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company is not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company's business, financial condition, results of operations and prospects may have changed since those dates.
     ----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
The Company                              S-3
Selected Financial Information           S-3
Use of Proceeds                          S-4
Description of the Series K Senior
  Notes                                  S-4
Underwriting                             S-8
Experts                                  S-9

                                        PAGE
                                        ----

PROSPECTUS
About this Prospectus                      2
Available Information                      2
Incorporation of Certain Documents by
  Reference                                2
Selected Information                       4
Georgia Power Company                      4
The Trusts                                 5
Accounting Treatment of Trusts             5
Use of Proceeds                            6
Description of the Senior Notes            6
Description of the Junior Subordinated
  Notes                                    9
Description of the Preferred
  Securities                              15
Description of the Guarantees             15
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees                18
Plan of Distribution                      19
Legal Matters                             20
Experts                                   20

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing herein, in the accompanying Prospectus or in the documents incorporated herein by reference.

                                                                                        NINE
                                                                                       MONTHS
                                                YEAR ENDED DECEMBER 31,                 ENDED
                                       ------------------------------------------   SEPTEMBER 30,
                                        1997     1998     1999     2000     2001        2002
                                       ------   ------   ------   ------   ------   -------------
                                               (MILLIONS, EXCEPT RATIOS)             (UNAUDITED)
Operating Revenues...................  $4,386   $4,738   $4,457   $4,871   $4,966      $3,728
Earnings Before Interest and Income
  Taxes..............................   1,273    1,245    1,155    1,189    1,217       1,075
Net Income After Dividends on
  Preferred Stock....................     594      570      541      559      610         569
Ratio of Earnings to Fixed
  Charges(1).........................    4.66     4.49     4.26     4.14     4.79        6.07

                                                                       CAPITALIZATION
                                                                  AS OF SEPTEMBER 30, 2002
                                                              --------------------------------
                                                               ACTUAL        AS ADJUSTED(2)
                                                              ---------   --------------------
                                                               (MILLIONS, EXCEPT PERCENTAGES)
                                                                        (UNAUDITED)
Common Stock Equity.........................................    $4,367      $4,367       51.8%
Cumulative Preferred Stock..................................        15          15        0.2
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts Holding Company Junior
  Subordinated Notes(3).....................................       815         940       11.1
Senior Notes................................................     1,145       1,345       16.0
Other Long-Term Debt........................................     1,765       1,765       20.9
                                                                ------      ------      -----
       Total, excluding amounts due within one year of $914
        million.............................................    $8,107      $8,432      100.0%
                                                                ======      ======      =====

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Interest and Income Taxes" the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(2) Reflects (i) the issuance in November 2002 by Georgia Power Capital Trust VI of $300,000,000 aggregate liquidation amount of its Flexible Trust Preferred Securities (Five Year Initial Fixed Rate Period) for the benefit of the Company; (ii) the proposed redemption in December 2002 by Georgia Power Capital Trust II of $175,000,000 aggregate liquidation amount of its 7.60% Trust Preferred Securities for the benefit of the Company; and (iii) the issuance of the Series K Senior Notes offered hereby.
(3) Substantially all of the assets of the respective Trusts are Junior Subordinated Notes of the Company, and upon redemption of such debt, the related Preferred Securities will be mandatorily redeemable.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series K Senior Notes will be applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $234,000,000 as of November 13, 2002.

                    DESCRIPTION OF THE SERIES K SENIOR NOTES

     Set forth below is a description of the specific terms of the Series K
5 1/8% Senior Notes due November 15, 2012 (the "Series K Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series K Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series K Senior Notes will initially be issued in the aggregate principal amount of $200,000,000. The Company may, without the consent of the holders of the Series K Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other therms as the Series K Senior Notes. Any additional notes having such similar terms, together with the Series K Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series K Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2012. The Series K Senior Notes are not subject to any sinking fund provision. The Series K Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series K Senior Note shall bear interest at the rate of 5 1/8% per annum ("the Securities Rate") from the date of original issuance, payable semiannually in arrears on May 15 and November 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series K Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is May 15, 2003. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series K Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday,
(ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series K Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other existing and future unsecured and unsubordinated obligations of the Company. The Series K Senior Notes will be effectively subordinated to all existing and future secured debt of the Company, aggregating approximately $82,000,000 outstanding at September 30, 2002. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Series K Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time upon not less than 30 nor more than 60 days' notice, at redemption prices (each, a "Redemption Price") equal to the greater of (i) 100% of the principal amount of the Series K Senior Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series K Senior Notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 20 basis points, plus, for (i) and (ii) above, whichever is applicable, accrued interest on the Series K Senior Notes to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series K Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series K Senior Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day in New York City preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15(519)" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the Reference Treasury Dealer Quotation for such redemption date.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Senior Note Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

     If notice of redemption is given as aforesaid, the Series K Senior Notes so to be redeemed shall, on the date of redemption, become due and payable at the applicable Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the applicable Redemption Price and accrued interest) such Series K Senior Notes shall cease to bear interest. If any Series K Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series K Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series K Senior Notes. The Series K Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee or such other name as may be requested by an authorized representative of DTC. One or
                                       S-5
more fully registered global Series K Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series K Senior Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

     Purchases of Series K Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series K Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series K Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series K Senior Notes. Transfers of ownership interests in the Series K Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series K Senior Notes, except in the event that use of the book-entry system for the Series K Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series K Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series K Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series K Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series K Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices shall be sent to DTC. If less than all of the Series K Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series K Senior Notes in accordance with its procedures.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series K Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series K Senior
                                       S-6

Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series K Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series K Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series K Senior Note will not be entitled to receive physical delivery of Series K Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series K Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series K Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series K Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series K Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series K Senior Notes. In that event, certificates for the Series K Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated November 15, 2002, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters has severally and not jointly agreed to purchase the respective principal amount of Series K Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                SERIES K SENIOR
NAME                                                                 NOTES
----                                                          -------------------
Barclays Capital Inc........................................     $140,000,000
ABN AMRO Incorporated.......................................       15,000,000
Jackson Securities LLC......................................       15,000,000
KBC Financial Products USA Inc..............................       15,000,000
Scotia Capital (USA) Inc....................................       15,000,000
                                                                 ------------
          Total.............................................     $200,000,000
                                                                 ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series K Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series K Senior Notes if any are taken.

     The Underwriters propose initially to offer all or part of the Series K Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Series K Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Series K Senior Notes. After the initial public offering, the public offering price and other selling terms may be changed.

     The underwriting discount to be paid to the Underwriters by the Company with this offering will be 0.650% per Series K Senior Note, for a total of $1,300,000. In addition, the Company estimates that it will incur other offering expenses of approximately $265,000.

     In order to facilitate the offering of the Series K Senior Notes, the Underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series K Senior Notes. Specifically, the Underwriter or their affiliates may over-allot in connection with this offering, creating short positions in the Series K Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series K Senior Notes, the Underwriters or their affiliates may bid for and purchase Series K Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim selling concessions allowed to a dealer for distributing Series K Senior Notes in this offering if the Underwriters or their affiliates repurchase previously distributed Series K Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series K Senior Notes above independent market levels. The Underwriters or their affiliates are not required to engage in these activities and may end any of these activities at any time.

     Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series K Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

     The Series K Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Series K Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series K Senior Notes will be listed on any securities exchange.

                                    EXPERTS

     The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     On March 28, 2002, the Board of Directors of Southern, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants and engaged Deloitte & Touche LLP to serve as the Company's principal public accountants for fiscal year 2002.

                                  $200,000,000

                              (GEORGIA POWER LOGO)

                          SERIES K 5 1/8% SENIOR NOTES
                             DUE NOVEMBER 15, 2012

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                               November 15, 2002
                          ---------------------------

BARCLAYS CAPITAL
               ABN AMRO INCORPORATED
                               JACKSON SECURITIES
                                             KBC FINANCIAL PRODUCTS
                                                       SCOTIA CAPITAL